Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

The following selected historical consolidated financial information and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto contained elsewhere in this annual report on Form 10-K.

As a result of the Merger, the selected historical consolidated financial information and other data set forth below are presented on two bases of accounting and are not necessarily comparable: January 1, 2011 through November 16, 2012 (the “Predecessor Period” or “Predecessor” as context requires) and November 17, 2012 through December 31, 2015 (the “Successor Period” or “Successor” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The selected historical consolidated financial information and other data set forth below for the Predecessor Period are presented for APX Group, Inc. and its wholly-owned subsidiaries, including variable interest entities. The selected historical consolidated financial information and other data set forth below for the Successor Period reflect the Merger presenting the financial position and results of operations of APX Group Holdings, Inc. and its wholly-owned subsidiaries. The financial position and results of operations of the Successor are not comparable to the financial position and results of operations of the Predecessor due to the Merger and the basis of presentation of purchase accounting as compared to historical cost in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations.

The Successor and Predecessor Period include substantially the same operating entities except that Vivint Solar, Inc. and its subsidiaries (“Solar”) is not included in the Successor Period since Solar is separately owned and is no longer a consolidated variable interest entity. The majority of the operations of Successor Period entities are included within the operations of Vivint, Inc.

The selected historical consolidated financial information and other data presented below for the years ended December 31, 2015, 2014 and 2013 and the selected consolidated balance sheet data as of December 31, 2015 and 2014 have been derived from our audited consolidated financial statements included in this annual report on Form 10-K. The selected historical consolidated financial information and other data presented below for the year ended December 31, 2011 (Predecessor) and the selected consolidated balance sheet data as of December 31, 2012 (Successor) and 2011 (Predecessor) have been derived from our audited consolidated financial statements which are not included in this annual report on Form 10-K. The selected historical consolidated financial information and other data of the Predecessor are presented for the Issuer and its wholly-owned subsidiaries, as well as Solar, 2GIG and their respective subsidiaries. The selected historical consolidated financial information and other data of the Successor Period from November 17, 2012 through December 31, 2012 reflect the Merger presenting the financial position and results of operations of Parent Guarantor and wholly-owned subsidiaries. The financial position and results of the Successor are not comparable to the financial position and results of the Predecessor due to the Merger and the application of purchase accounting in accordance with ASC 805 Business Combinations .

The historical financial information for the Predecessor Period from January 1, 2011 through November 16, 2012 included in this annual report on Form 10-K includes the results of Solar, which commenced operations in early 2011. As a result of the Transactions, while Solar was a variable interest entity through the date of Solar’s initial public offering in October 2014, we have not been its primary beneficiary since after the date of the Transactions. Accordingly, Solar has not been required to be included in the consolidated financial statements of the Company in periods following the date of the Transactions. The historical financial information included in this annual report on Form 10-K include the results of 2GIG up through April 1, 2013, which was the date we completed the 2GIG Sale to Nortek. Solar and 2GIG do not, and will not, provide any credit support for any indebtedness of the Issuer, including indebtedness incurred under our revolving credit facility or the notes.

	Successor				Predecessor
	December 31,	December 31,	December 31,	Period from November 17, through December 31,	Period from January 1, through November 16,	Year Ended December 31,
	2015	2014	2013	2012	2012	2011
	(in thousands)
Statement of Operations Data:
Total revenue	$653,721	$563,677	$500,908	$57,606	$397,570	$339,948
Total costs and expenses	762,396	657,546	555,788	85,799	440,563	300,934

(Loss) Income from operations	(108,675)	(93,869)	(54,880)	(28,193)	(42,993)	39,014
Other expenses:
Interest expense	(161,339)	(147,511)	(114,476)	(12,645)	(106,620)	(102,069)
Interest income	90	1,455	1,493	4	61	214
Gain on 2GIG Sale	—	—	46,866	—	—	—
Other (expenses) income	(8,832)	1,779	76	(171)	(122)	(386)

Loss from continuing operations before income taxes	(278,756)	(238,146)	(120,921)	(41,005)	(149,674)	(63,227)
Income tax expense (benefit)	351	514	3,592	(10,903)	4,923	(3,739)

Net loss from continuing operations	(279,107)	(238,660)	(124,513)	(30,102)	(154,597)	(59,488)
Discontinued operations:
Loss from discontinued operations	—	—	—	—	(239)	(2,917)

Net loss	(279,107)	(238,660)	(124,513)	(30,102)	(154,836)	(62,405)
Net (loss) income attributable to non-controlling interests	—	—	—	—	(1,319)	6,141

Net loss attributable to APX Group Holdings, Inc.	$(279,107)	$(238,660)	$(124,513)	$(30,102)	N/A	N/A

Net loss attributable to APX Group, Inc.	N/A	N/A	N/A	N/A	$(153,517)	$(68,546)

Balance Sheet Data (at period end):
Cash	$2,559	$10,807	$261,905	$8,090	N/A	$3,680
Working capital (deficit)	(120,952)	(51,569)	187,781	(32,834)	N/A	(25,013)
Adjusted working capital (deficit) (excluding cash and capital lease obligation)	(115,895)	(56,827)	(69,925)	(36,923)	N/A	(7,148)
Total assets	2,303,644	2,255,586	2,370,544	2,104,926	N/A	640,791
Total debt	2,138,112	1,835,068	1,708,159	1,282,578	N/A	619,552
Total shareholders’ equity (deficit)	$(76,993)	$224,486	$490,243	$679,279	N/A	$(183,499)
Ratio of earnings to fixed charges (1)	NM	NM	NM	NM	N/A	NM

NM—Not meaningful.

N/A—Not applicable.

(1)	The ratio of earnings to fixed charges is calculated by dividing the sum of earnings (loss) from continuing operations before income taxes and fixed charges, by fixed charges. Fixed charges include interest expense on all indebtedness, amortization of debt issuance fees and interest expense on operating leases. Earnings were deficient in all periods presented to cover fixed charges by the following amounts:

Successor				Predecessor
December 31,	December 31,	December 31,	Period from November 17, through December 31,	Period from January 1, through November 16,	Year Ended December 31,
2015	2014	2013	2012	2012	2011
(in thousands)
$(278,756)	$(238,146)	$(120,921)	$(40,789)	$(149,668)	$(63,188)